Exhibit 12
Potash Corporation of Saskatchewan Inc.
Ratio of Earnings to Fixed Charges
(in millions of US dollars, except ratio amounts)
(unaudited)

Six Months Ended
June 30
2009
Canadian GAAP

Net income	$495.4
Income taxes	(40.9)
Share of earnings of equity investees	(67.7)
Fixed charges	116.2
Distributed income of equity investees	98.9
Interest capitalized	(30.0)

Total Earnings Available for Fixed Charges	$571.9

Fixed Charges

Interest expensed and capitalized	$102.3
Amortization of capitalized indebtedness costs	1.1
Estimated portion of rent expense representing interest	12.8

Total Fixed Charges	$116.2

Ratio of Earnings to Fixed Charges	4.92

US GAAP

Net income	$494.3
Income taxes	(34.0)
Share of earnings of equity investees	(67.7)
Fixed charges	116.2
Distributed income of equity investees	98.9
Interest capitalized	(30.0)

Total Earnings Available for Fixed Charges	$577.7

Fixed Charges

Interest expensed and capitalized	$102.3
Amortization of capitalized indebtedness costs	1.1
Estimated portion of rent expense representing interest	12.8

Total Fixed Charges	$116.2

Ratio of Earnings to Fixed Charges	4.97